                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [ ]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                NAME OF COMPANY
                (Name of Registrant as Specified In Its Charter)

                                 PSYCHEMEDICS
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                           [PSYCHEMEDICS LETTERHEAD]



                                                              April 4, 2000



Dear Stockholders:

         We cordially invite you to attend the Annual Meeting of Stockholders, which will be held at The Charles Hotel in Harvard Square, 1 Bennett Street, Cambridge, Massachusetts, on Thursday, May 11, 2000, at 2:00 P.M.

         The notice of the meeting and the proxy statement on the following pages cover the formal business of the meeting. The meeting will consider the election of directors, ratification of the Company's 2000 Stock Option Plan and ratification of the appointment of auditors for 2000. I will report on current operations and discuss our plans for growth. We will also have plenty of time for your questions and comments.

         I believe that the Annual Meeting provides an excellent opportunity for stockholders to become better acquainted with Psychemedics and its directors and officers. I hope that you will be able to attend.



                                        Sincerely,



                                        /s/ Raymond C. Kubacki, Jr.
                                        -------------------------------------
                                        Raymond C. Kubacki, Jr.
                                        President and Chief Executive Officer

                            PSYCHEMEDICS CORPORATION


                            1280 Massachusetts Avenue
                         Cambridge, Massachusetts 02138


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



                                                                   April 4, 2000


       The Annual Meeting of Stockholders will be held on May 11, 2000 at 2:00 p.m. at The Charles Hotel in Harvard Square, 1 Bennett Street, Cambridge, Massachusetts 02138, for the following purposes:

       1. To elect directors of the Company for the ensuing year and until their respective successors are chosen and qualified;

       2. To consider and act upon a proposal to ratify the Company's 2000 Stock Option Plan;

       3. To ratify the Company's selection of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 2000; and

       4. To consider and act upon matters incidental to the foregoing and to transact such other business as may properly come before the meeting.

       The Board of Directors has fixed the close of business on March 15, 2000 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting of Stockholders.



                                      By order of the Board of Directors,



                                      Edward S. Brewer, Jr.,
                                      Secretary









       The Company's Annual Report for 1999 containing a copy of the Company's Form 10-K (excluding exhibits) for the year ended December 31, 1999 is enclosed herewith.




--------------------------------------------------------------------------------
PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ACCOMPANYING PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.
--------------------------------------------------------------------------------

                            PSYCHEMEDICS CORPORATION

                            1280 Massachusetts Avenue
                         Cambridge, Massachusetts 02138

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 11, 2000


       This statement is furnished to the stockholders of PSYCHEMEDICS CORPORATION (hereinafter, the "Company") in connection with management's solicitation of proxies to be used at the Annual Meeting of Stockholders on May 11, 2000 and at any adjournment of that meeting. The approximate date on which this proxy statement and accompanying proxy are being sent to stockholders of the Company is April 4, 2000. Each proxy delivered pursuant to this solicitation is revocable at the option of the person executing the same by written notice delivered to the Secretary of the Company at any time before the proxy is voted. A stockholder who attends the Annual Meeting in person may revoke his or her proxy at that time and vote his or her shares if such stockholder so desires. The presence in person or by proxy of stockholders entitled to cast a majority of the outstanding shares, or 10,641,339 shares, shall constitute a quorum. With respect to the election of Directors, the Company will treat votes withheld as shares that are present for purposes of determining a quorum. A plurality is required to elect Directors, so the six persons receiving the greatest number of votes will be elected. Withheld votes will not affect the outcome of the election. With respect to ratification of the Company's 2000 Stock Option Plan, and the approval of auditors, the Company will treat abstentions as shares that are present and entitled to vote for purposes of determining a quorum. Since a majority of the shares represented at the meeting and entitled to vote is required for approval, abstentions will have the effect of a vote against approval of these proposals. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for quorum purposes but not as shares entitled to vote with respect to that matter. Accordingly, broker non-votes will have no effect on such a matter.

       All shares represented by a properly executed proxy will be voted unless it is revoked and, if a choice is specified, will be voted in accordance with such specification. If no choice is specified, the proxies will be voted FOR the election of the six nominees named under "Election of Directors", unless authority to do so is withheld with respect to one or more of the nominees, FOR ratification of the Company's 2000 Stock Option Plan, and FOR the ratification of the Company's selection of Arthur Andersen LLP as auditors for the year ending December 31, 2000. In addition, the proxy will be voted in the discretion of the proxy holders with respect to such other business as may properly come before the meeting. The officers and directors of the Company as a group own beneficially (excluding options to acquire stock) approximately 21% of the outstanding shares of Common Stock of the Company (see "Principal Stockholders and Stockholdings of Management"). The Company expects that its officers and directors will vote the shares owned by them FOR the election of such six nominees, FOR ratification of the Company's 2000 Stock Option Plan, and FOR the ratification of the Company's selection of Arthur Andersen LLP as auditors.

       As of March 15, 2000, the Company had outstanding 21,282,676 shares of Common Stock. Each share of the outstanding Common Stock is entitled to one vote. Only holders of Common Stock of record on the books of the Company at the close of business on March 15, 2000 will be entitled to receive notice of, and to vote at, the Annual Meeting.

                              ELECTION OF DIRECTORS

       At the Annual Meeting, directors are to be elected to hold office for the ensuing year and until their respective successors are chosen and qualified. The Board of Directors has fixed the size of the Board at six and has nominated six persons, all of whom are now directors of the Company, to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. If the enclosed proxy is duly executed and received in time for the Meeting, and unless authority to do so is withheld, it will be voted to elect as directors the following nominees: Raymond C. Kubacki, Jr., Werner A. Baumgartner, Ph.D., A. Clinton Allen, Donald F. Flynn, Walter S. Tomenson, Jr. and Fred J. Weinert. (For a description of the business experience of such nominees, see "Business Experience of Nominees and Executive Officers" below.) In the event that any of the nominees become unavailable, then the proxy holders shall have the right: (i) to vote for such substitute, if any, as the present Board of Directors may designate; or (ii) to leave a vacancy on the Board.

       The Company does not have any nominating or compensation committees of the Board of Directors. The Audit Committee, whose members are Messrs. Flynn, Tomenson and Weinert, did not meet during 1999. The Stock Option Committee, whose members are Messrs. Flynn, Tomenson and Weinert, administers the Company's stock option plans, including the determination of persons who are to be granted options under such plans, the number of shares subject to each option, and the term of each option. The Stock Option Committee held one meeting in 1999 and acted by unanimous written consent in lieu of a meeting on one occasion during 1999.

       During the year ended December 31, 1999, there was one meeting of the Board of Directors which all of the directors attended. The directors also acted by unanimous written consent on ten occasions during 1999. The directors regularly consult with management and are kept informed of business developments and financial results as they occur.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Based solely on its review of copies of reports filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or written representations from persons required to file such reports ("Reporting Persons"), the Company believes that all such filings required to be made by such Reporting Persons were timely made in accordance with the requirements of the Exchange Act.

                       BUSINESS EXPERIENCE OF NOMINEES AND
                               EXECUTIVE OFFICERS


       Following is a list of names, ages and positions with the Company of all nominees for election as directors and all executive officers of the Company.

         Name                       Age                     Position
         ----                       ---                     --------

Raymond C. Kubacki, Jr.             55           Chief Executive Officer,
                                                 President, Director and
                                                 Nominee

Werner A. Baumgartner, Ph.D.        64           Chairman of the Board,
                                                 Director and Nominee

A. Clinton Allen                    56           Vice Chairman of the
                                                 Board, Director and Nominee

Donald F. Flynn                     60           Director and Nominee

Walter S. Tomenson, Jr.             53           Director and Nominee

Fred J. Weinert                     52           Director and Nominee

William R. Thistle                  50           Vice President, General Counsel

Michael Lamb                        50           Vice President, Sales

Peter C. Monson                     44           Vice President,
                                                 Treasurer and Controller

Michael I. Schaffer, Ph.D.          55           Vice President,
                                                 Laboratory Operations


       All directors hold office until the next Annual Meeting of Stockholders or until their successors are elected. Officers serve at the discretion of the Board of Directors.

       Mr. Kubacki has been the Company's President and Chief Executive Officer and has served as a director of the Company since 1991. Prior to joining the Company, he served as Vice President-National Accounts and Director of Sales and Marketing for Reliance COMM/TEC Corporation, a subsidiary of Reliance Electric Co.

       Dr. Baumgartner, a founder of the Company, has served as Chairman of the Board and a director of the Company since its organization in September, 1986. Dr. Baumgartner has served as the Company's Director of Scientific and Regulatory Affairs since May, 1989. Dr. Baumgartner received his Ph.D. in physical chemistry in 1963 from the University of New South Wales, Sydney, Australia, and has been engaged in physical and biophysical chemistry research since 1960 holding research and teaching positions at University of New South Wales; Long Beach State University; the Jet Propulsion Laboratory at the California Institute of Technology; University of California, Los Angeles; and University of Southern California. Dr. Baumgartner has been the director of the Radioimmunoassay and In Vitro Laboratory of the Nuclear Medicine Service, Veterans Administration Hospital, Wadsworth, Los Angeles, California since 1976, serving in such capacity on a part-time basis since February, 1987.

       Mr. Allen has served as Vice Chairman and a director of the Company since 1989. He is also Chairman and Chief Executive Officer of A.C. Allen & Company, Inc., an investment banking consulting firm located in Cambridge, Massachusetts. He is a director of Response USA, Inc., the Legal Club of America, Steinway Musical Instruments, Inc., Diversified Corporate Resources, Inc., Swiss Army Brands, Inc., and The DeWolfe Companies, Inc., where he serves as Vice Chairman.

       Mr. Flynn has been the sole stockholder of Flynn Enterprises, Inc. a venture capital hedging and consulting firm based in Chicago, Illinois since its inception in 1988. He has also served as Chairman of the Board of LKQ Corporation, a company engaged in the automobile recycling business, since February, 1999, and served as its sole director from February 1998 until February, 1999. He was Vice Chairman of Blue Chip Casino, Inc., an owner and operator of a river boat gaming vessel in Michigan City, Indiana, from February, 1997 until November, 1999, when it was sold to Boyd Gaming Corporation. Mr. Flynn also was Chairman of the Board from July, 1992 until February, 1996, and Chief Executive Officer from July, 1992 until May, 1995, of Discovery Zone, Inc., an operator of indoor entertainment and fitness facilities for children. On March 25, 1996, Discovery Zone, Inc. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code. Discovery Zone emerged from bankruptcy with a Plan of Reorganization which was approved by the Bankruptcy Court in July, 1997. From 1972 to 1990, Mr. Flynn served in various positions with Waste Management, Inc., including Senior Vice President and Chief Financial Officer. Mr. Flynn serves as a director of Extended Stay America, Inc., an owner and operator of extended-stay lodging facilities. Mr. Flynn has been a director of the Company since 1989.

       Mr. Tomenson is Managing Director and Chairman of Client Development of Marsh, Inc. In addition, he is a member of the Board of Directors of Marsh, Inc. Mr. Tomenson is a Director of Ronald McDonald House and a Trustee of the Children's Oncology Society of New York, Inc. He is a Director of the Trinity College School Fund, Inc. He also serves on the Executive Council of the Inner-City Scholarship Fund.

       Mr. Weinert is the majority shareholder and serves as Chief Executive Officer of San Telmo, Inc. (investment group), Barrington Services Group (a commercial real estate developer), San Telmo, L.L.C. (a distributor of fragrances and cosmetics) and H20 Plus, SRL (a distributor and retailer of cosmetics, bath products and fragrances in Argentina, Brazil, Chile and Uruguay). From 1989 to 1995 he was President of H20 Plus L.P., MW Partners, and Century Entertainment Ltd. Previous to that he was President of Waste Management International, Inc. from 1983 to 1989. For the last 15 years he has served on the Business Advisory Council for the University of Dayton. Mr. Weinert has been a director of the Company since 1991.

       Mr. Thistle has been Vice President and General Counsel of the Company since 1995. From 1993 to 1995 he served as Associate General Counsel for MGM Grand in Las Vegas. From 1989 to 1993, Mr. Thistle was Associate General Counsel for Harrah's Casino Resorts.

       Mr. Lamb has been the Company's Vice President, Sales since June, 1997. Prior to joining the Company, he served as Director, Sales and Marketing for Polaroid Corporation, located in Cambridge, Massachusetts, from 1990 to 1996. From 1986 to 1990, Mr. Lamb was Director, National Accounts for Polaroid Corporation, U.S.A.

       Mr. Monson has been the Company's Vice President, Treasurer and Controller since March, 1998. From November 1996 until joining the Company, Mr. Monson was a financial consultant to several different companies, most recently with GTE Internetworking. From 1994 to 1996, Mr. Monson was Chief Financial Officer of Bet Systems, Inc. From 1991 to 1994, Mr. Monson was the Corporate Controller and Treasurer of Gamma International, Ltd., a publicly traded gaming company.

       Dr. Schaffer joined the Company in April 1999 as Vice President of Laboratory Operations. Prior to joining the Company, he served as Director of Toxicology, Technical Manager and Responsible Person for the Leesburg, Florida laboratory of SmithKline Beecham Clinical Laboratories, from 1990 to 1999. Dr. Schaffer has been an inspector for the Substance Abuse and Mental Health Services Administration's National Laboratory Certification Program since 1989. Dr. Schaffer was also a member of the Board of Directors of the American Board of Forensic Toxicologists from 1990 to 1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On January 6, 1997 and on November 12, 1997, the Company made term loans to Mr. Kubacki in connection with the exercise of stock options granted to him in 1992. The original principal amounts of the loans were $209,892, and $211,232 and each was repayable in one year with interest at the federal short-term rate in effect on such date plus one quarter percentage point. The principal amount of the January 6, 1997 loan was renewed for additional one-year terms in 1998, 1999 and 2000. The November 12, 1997 loan was renewed for additional one-year term in 1998 and 1999. Mr. Kubacki made principal and interest payments in the aggregate amount of approximately $27,800 under the two loans in 1999. As of March 21, 2000, the aggregate amount of principal and accrued interest under the loans was $393,780.67. Each loan is secured by the shares of common stock acquired upon such exercise.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION


SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

       The following table shows, for the three year period ended December 31, 1999, the cash compensation paid by the Company as well as certain other compensation paid or accrued for such year, to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers (collectively the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                              ------------
                                           ANNUAL COMPENSATION                   AWARDS
                          -----------------------------------------------     ------------
NAME AND                                                     OTHER ANNUAL      SECURITIES       ALL OTHER
PRINCIPAL                            SALARY       BONUS      COMPENSATION      UNDERLYING        COMPEN-
POSITION                  YEAR          $           $             $            OPTIONS(#)       SATION($)
--------                  ----       -------      -----      ------------     ------------      ---------

Raymond C.Kubacki, Jr.    1999       221,824          0           (1)             75,000          5,062(3)
President & CEO           1998       199,439          0           (1)             70,000          4,031(3)
                          1997       180,208          0           (1)                  0              0

Werner A. Baumgartner     1999       121,718          0           (1)             20,000          2,309(2)
Chairman                  1998       118,207          0           (1)             15,000          2,309(2)
                          1997       121,018          0           (1)                  0          2,309(2)

A. Clinton Allen          1999       169,039          0           (1)             50,000          5,071(3)
Vice Chairman             1998       145,673          0           (1)             75,000          3,000(3)
                          1997       140,625          0           (1)                  0              0

William R. Thistle        1999       139,212      8,500           (1)             30,000          4,176(3)
Vice President            1998       120,606      8,500           (1)             15,000          2,400(3)
& General Counsel         1997       111,209          0           (1)                  0              0

Michael Lamb,             1999       120,000          0           (1)              8,800          3,600(3)
Vice President            1998       116,538          0           (1)             10,000          2,400(3)
 Sales                    1997        66,409          0           (1)             50,000              0



----------

(1) Any perquisites or other personal benefits received from the Company by the named executive were substantially less than the reporting thresholds established by the Securities and Exchange Commission (the lesser of $50,000 or 10% of the individual's cash compensation).

(2) Represents life insurance premiums paid by the Company on behalf of Dr. Baumgartner.

(3)    Employer contribution under a 401(k) Retirement Plan.

STOCK OPTION GRANT TABLE

       The following table contains information concerning the grant of stock options to the named executive officers of the Company during the Company's fiscal year ended December 31, 1999:

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                                                          POTENTIAL REALIZABLE VALUE
                                               % OF TOTAL                                   OF ASSUMED ANNUAL RATE
                                                OPTIONS       EXERCISE                       OF STOCK APPRECIATION
                                               GRANTED TO      OR BASE                         FOR OPTION TERM
                               OPTIONS        EMPLOYEES IN     PRICE       EXPIRATION     --------------------------
NAME                          GRANTED(1)      FISCAL YEAR     ($/SH)(6)       DATE         0%     5%($)      10%($)
----                          ----------      ------------    ---------    -----------    ----   ------      -------

Raymond C. Kubacki, Jr.      75,000(2)(3)         24.6          4.50         5-6-09        0     212,251     537,888
Werner A. Baumgartner        20,000(4)             6.6          4.50         5-6-09        0      56,600     143,437
A. Clinton Allen             50,000(5)            16.4          4.50         5-6-09        0     141,501     358,592
William R. Thistle           30,000(3)(4)          9.8          4.50         5-6-09        0      84,901     215,155
Michael Lamb                  8,800(7)             2.9          4.50         5-6-09        0      24,904      63,112



(1) These options were granted pursuant to the Company's 1989 Employee Stock Option Plan as amended.

(2) Of these options, options with respect to 23,750 shares are incentive stock options and vest with respect to 2,500 shares on May 6, 2001, with respect to 2,500 shares on May 6, 2002 and with respect to 18,750 shares on May 6, 2003; options with respect to 51,250 shares are non-qualified stock options and vest with respect to 18,750 shares on May 6, 2000, and with respect to 16,250 on each of the two anniversary dates thereafter.

(3) Notwithstanding the foregoing vesting schedule, these options become exercisable in full upon a "change of control" of the Company. See "Employment Contracts and Change-in-Control Arrangements".

(4) These options are all incentive stock options and vest with respect to 25% of the shares covered thereby on May 6, 2000, and with respect to an additional 25% on each of the three anniversary dates thereafter.

(5) Of these options, options with respect to 14,700 shares are incentive stock options and vest with respect to 1,100 shares on May 6, 2001 and May 6, 2002, and with respect to 12,500 shares on May 6, 2003; options with respect to 35,300 shares are non-qualified stock options and vest with respect to 12,500 shares on May 6, 2000, and with respect to 11,400 shares on each of the two anniversary dates thereafter.

(6)    Represents the market value on the date of grant.

(7) Of these options, options with respect to 4,400 shares are incentive stock options and vest with respect to 2,200 shares May 6, 2002 and 2003; options with respect to an additional 4,400 shares are non-qualified stock options and vest with respect to 2,200 shares on May 6, 2000 and May 6, 2001.

OPTION EXERCISES AND YEAR-END VALUES

       The following table sets forth information with respect to the named executives concerning each exercise of stock options during the fiscal year and the number and value of unexercised options held as of December 31, 1999.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

                                                       NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                                         OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                            SHARES        VALUE             YEAR-END(#)              FISCAL YEAR-END($)(2)
                           ACQUIRED     REALIZED    ---------------------------    ---------------------------
NAME                     ON EXERCISE      ($)(1)    EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                     -----------    --------    -----------   -------------    -----------   -------------

Raymond C. Kubacki, Jr.       0             0          518,502       140,000          897,328       39,500
Werner A. Baumgartner         0             0           56,200        35,000           89,816       10,000
A. Clinton Allen              0             0          109,550       118,750          296,949       25,000
William R. Thistle            0             0           62,000        43,500                0       15,000
Michael Lamb                  0             0           27,500        41,300                0        4,400



(1) Value realized represents the difference between the closing price of the Common Stock on the date of exercise and the exercise price, multiplied by the number of shares acquired on exercise.

(2) Represents the fair market value of the Company's Common Stock on December 31, 1999 ($5.00 per share based on the closing price on the American Stock Exchange) minus the exercise price per share, of the in-the-money options, multiplied by the number of shares subject to each option.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

       In connection with the grants by the Company to Mr. Kubacki and to Mr. Thistle of options to acquire shares of the Company's Common Stock, the Company agreed that notwithstanding the vesting schedule stated in the applicable option agreement, such options would become exercisable in full upon a change-in-control of the Company. The following events constitute a change-in-control for purposes of the option agreements: (a) the aggregate number of shares beneficially owned by the group of investors which purchased securities of the Company on May 15, 1989 is less than the number held by any other person or group, (b) the Company sells, leases or transfers all or substantially all of its assets, or (c) the Company merges or consolidates with another company and the existing stockholders of the Company end up owning less than 50% of the combined company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       During fiscal year 1999, Dr. Baumgartner, and Messrs. Kubacki and Allen, each of whom was both a director and an executive officer of the Company during the year ended December 31, 1999, participated in deliberations of the Board of Directors during such year concerning executive officer compensation.

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

       The Company's executive compensation program is designed to attract, retain and reward executives who are responsible for leading the company in achieving its business objectives. This report is submitted by the Board of Directors and addresses the compensation policies for fiscal 1999 as they affected Mr. Kubacki, in his capacity as Chief Executive Officer of the Company, and the other executive officers of the Company.

       COMPENSATION PHILOSOPHY

       The Company's executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified and industrious employees. The Company's policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. The compensation program is also designed to link the interests of the Company's executives to the interests of the Company's shareholders.

       At present, the executive compensation program is comprised of salary, cash incentive opportunities, long-term incentive opportunities in the form of stock options, and benefits typically offered to executives by major corporations. As an executive's level of responsibility increases, the greater the mix of compensation shifts to reliance on the value of the Common Stock through stock-based awards.

       Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. It is the Board's objective to maximize deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. Accordingly, with respect to compensation payable to an applicable executive officer which would otherwise be nondeductible, it is the Company's policy that such amounts be deferred until the limitation on deductibility no longer applies with respect to such person.

       COMPENSATION ELEMENTS

              BASE SALARY

       At the executive officer level, base salaries are conservative when compared with companies of similar size and financial performance. Salary ranges are assigned to each position based on a comparison of the Company's positions with similar positions in companies of similar size in the Company's industry, with range midpoints established at the average of the marketplace. Actual salaries within the appropriate range depend upon individual performance, experience and internal equity and are reviewed and may be adjusted annually by the Company. Salary levels for executives other than the Chief Executive Officer were determined for 1999 by Mr. Kubacki, the Chief Executive Officer, based on the foregoing criteria.

              INCENTIVE COMPENSATION

       The Company has generally not paid cash bonuses to executive officers as rewards for superior performance, preferring instead to reward executive officers with equity-based compensation in the form of stock options.

              STOCK OPTIONS

       In May, 1999, the Stock Option Committee granted options under the Company's 1989 Employee Stock Option Plan (the "1989 Employee Plan") to executive officers and other key employees as a result of 1998 operating results. The 1989 Employee Plan expired in 1999. In March, 2000, the Board of Directors adopted the Company's 2000 Stock Option Plan, subject to shareholder approval at the 2000 Annual Meeting of Stockholders. Under both the 1989 Employee Plan (prior to its termination) and the 2000 Stock Option Plan the Stock Option Committee of the Board of Directors may grant options with terms of up to ten years. The options generally become exercisable with respect to 25% of the shares covered thereby on the first anniversary of the date of grant and with respect to an additional 25% on each of the next three anniversary dates thereafter. In granting the stock options to executives, the Stock Option Committee of the Board of Directors takes into account the practices of other companies of comparable size as well as the executive's level of responsibility and past contributions to the Company, particularly in light of the Company's practice not to award cash bonuses.

       COMPENSATION TO THE CHIEF EXECUTIVE OFFICER

       Mr. Kubacki's annual base salary was last adjusted in May, 1999. In establishing the rate of salary, the Board considered the Company's financial performance for the prior year and over an extended period of time, Mr. Kubacki's individual performance, and his long-term contributions to the success of the Company. The Board compared Mr. Kubacki's base salary and total compensation to the base salaries and total compensation of chief executive officers at comparator companies. The Company's revenues grew by 26% in 1997 and 15% in 1998. Based on the Company's performance and on the fact that his salary had not been increased since 1997, Mr. Kubacki's salary was therefore increased in 1999 by 15%. In May, 1999, Mr. Kubacki was granted options to acquire up to 75,000 shares of Common Stock based on the Company's 1998 financial performance.

       A. Clinton Allen
       Donald F. Flynn
       Fred J. Weinert
       Walter S. Tomenson
       Werner A. Baumgartner, Ph.D.
       Raymond C. Kubacki, Jr.

COMPENSATION OF DIRECTORS

       Messrs. Kubacki, Baumgartner and Allen receive no additional compensation for serving on the Company's Board of Directors. The Company's outside (non-employee) directors each receive cash compensation in the amount of $5,000 for each meeting attended.

       Under the Company's 1989 Non-Qualified Stock Option Plan (the "1989 Non-Employee Director Plan"), until it was discontinued on March 21, 2000, each outside director automatically received a grant of an option for 25,750 shares upon his appointment to the Board. Each such option had an exercise price equal to the market value per share of the Company's Common Stock on the automatic grant date, had a term of ten years and became exercisable over a period of twenty-four months from the date of grant in equal monthly installments on a cumulative basis. Under the 1989 Non-Employee Director Plan, each outside director also automatically received, effective March 15, of each year, a grant of an option for 20,600 shares. Each such option was for a term of ten years, became exercisable in full twelve (12) months after the date of grant, and had an exercise price equal to the market value per share of the Company's Common Stock on the automatic grant date.

       Options under the 1989 Non-Employee Director Plan were not transferable by the optionee otherwise than by will or the laws of descent and distribution and terminated if the optionee ceased to serve as a member of the Company's Board of Directors. In the event of the optionee's death or permanent disability, the option became exercisable in full and the optionee or his heirs, legatees or legal representatives could exercise the option during the following one year period or the remainder of the option term, whichever period is shorter.

       In 1999, each outside director waived his rights under the 1989 Non-Employee Director Plan to receive an automatic option grant on March 15, 1999, but was instead granted in September, 1999 an option to acquire 20,000 shares at an exercise price of $4.37 per share, representing the market price on the date of grant.

       Directors are also eligible to receive the grant of discretionary options under the Company's 2000 Stock Option Plan. See "Approval of 2000 Stock Option Plan" below.

         Options to acquire an aggregate of 85,750 shares at an exercise prices ranging from $4.28 to $4.375 were granted to outside directors in 1999, including options to acquire 25,750 shares granted to Mr. Tomenson, options to acquire 20,000 shares granted to Mr. Weinert and options to acquire 20,000 shares granted to Mr. Flynn.

                        STOCK PRICE PERFORMANCE GRAPH(1)


                               ASSUMES $100 INVESTED ON JAN. 1, 1995
                                    ASSUMES DIVIDEND REINVESTED
                                 FISCAL YEAR ENDING DEC. 31, 1999


                                1994       1995     1996     1997      1998      1999
                                ----       ----     ----     ----      ----      ----
PSYCHEMEDICS CORPORATION       100.00     170.37   183.09   185.84    162.28    164.00
RUSSELL 2000 INDEX (2)         100.00     128.44   149.77   183.23    178.09    212.98
AMEX MARKET INDEX (3)          100.00     128.90   136.01   163.66    161.44    201.27

(1) The above graph assumes a $100 investment on January 1, 1995, through the end of the 5-year period ended December 31, 1999 in the Company's Common Stock, the Russell 2000 Index and the AMEX Market Value Index. The prices all assume the reinvestment of dividends.

(2) The Russell 2000 Index is comprised of the smallest 2,000 companies in the Russell 3,000 Index. The Company has been unable to identify a peer group of companies that engage in testing of drugs of abuse, except for large pharmaceutical companies where such business is insignificant to such companies' other lines of businesses. The Company therefore uses in its proxy statements a peer index based on market capitalization.

(3) The AMEX Market Value Index includes companies whose shares are traded on the American Stock Exchange.

                    PRINCIPAL STOCKHOLDERS AND STOCKHOLDINGS
                                  OF MANAGEMENT

       The following table shows, as of March 15, 2000, the number of shares beneficially owned (i) by those stockholders who are known to the Company to own beneficially more than five percent of the outstanding Common Stock of the Company, (ii) by each director and nominee for director of the Company, (iii) by each named executive officer, and (iv) by all directors and executive officers as a group.

                                                   Amount and Nature of      Percentage
Name                                              Beneficial Ownership(1)      Owned(2)
----                                              -----------------------      --------

H. Wayne Huizenga                                      2,356,791(3)            11.1%
450 E. Las Olas Blvd. Suite 1500
Fort Lauderdale, Florida  33301

Donald F. Flynn                                        2,099,280(4)(5)          9.8%
676 North Michigan Avenue
Suite 4000
Chicago, Illinois  60611

John J. Melk(6)                                        2,085,122                9.8%
676 North Michigan Avenue
Suite 3900
Chicago, Illinois 60611

Richard T. Christoph                                   1,708,050                8.0%
1156 Lynnette Drive
Lake Forest, Illinois  60045

Werner A. Baumgartner, Ph.D.                           1,105,270                5.2%
Psychemedics Corporation
5832 Uplander Way
Culver City, California  90230

Raymond C. Kubacki, Jr.                                  902,155(4)             4.1%

A. Clinton Allen                                         770,149(4)             3.6%

Fred J. Weinert                                          457,937(4)(7)          2.1%

William Thistle                                           73,250(4)               *

Michael Lamb                                              32,200(4)               *

Walter S. Tomenson                                         5,360(4)               *

All Executive Officers and                             5,468,101(8)            24.4%
Directors as a group (10 persons)


*      denotes ownership of less than 1%

(1) Shares are considered beneficially owned, for the purpose of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security, or if the person has the right to acquire beneficial ownership within sixty (60) days, unless otherwise indicated in these footnotes.

(2) Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person shown in this table.

(3) Includes: (i) 1,583,467 shares held by a limited partnership controlled by said individual and (ii) 8,386 shares owned by said individual's spouse.

(4) Includes the following number of shares of Common Stock which the individual has a right to acquire within 60 days pursuant to the exercise of options: Mr. Allen - 200,800; Dr. Baumgartner - 64,950; Mr. Kubacki - 554,752; Mr. Flynn - 61,800; Mr. Weinert - 66,200; Mr. Thistle - 73,250;
       Mr. Lamb - 32,200; and Mr. Tomenson - 5,360.

(5) Includes: (i) 19,326 shares owned by Mr. Flynn as trustee under Grantor Trust Agreement dated April 24, 1989, as amended; (ii) 1,713,160 shares held by DNB LP as to which said individual, as President and sole director of the general partner, has sole dispositive and voting power; and (iii) 304,994 shares owned by said individual's spouse.

(6)    Mr. Melk resigned as a director of the Company on November 1, 1999.

(7) Includes: (i) 840,320 shares held by said individual as trustee of the Baumgartner Family Trust dated April 26, 1994; and (ii) 200,000 by said individual as trustee of the Baumgartner Charitable Trust dated June 1, 1995.

(8) Includes 306,453 shares held by Mr. Weinert as trustee under the Fred J. Weinert, Jr. Revocable Insurance Trust u/t/a dated May 17, 1982.

(9) Includes 1,081,812 shares which the executive officers and directors have the right to acquire within 60 days pursuant to the exercise of options.



                     APPROVAL OF THE 2000 STOCK OPTION PLAN


       On March 21, 2000 the Company adopted, subject to shareholder approval, the 2000 Stock Option Plan (the "2000 Stock Option Plan"). Up to 2,000,000 shares of Common Stock (subject to adjustment in the event of stock splits, stock dividends and other similar events) may be issued pursuant to options granted under the 2000 Stock Option Plan. The 2000 Stock Option Plan is intended to benefit the Company and its subsidiaries through offering certain present and future key employees, directors and consultants a favorable opportunity to become holders of stock in the Company over a period of years, thereby giving them a permanent stake in the growth and prosperity of the Company and encouraging the continuance of their services with the Company and/or its subsidiaries through (a) the grant of options which qualify as "incentive stock options" ("ISOs") under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code") or (b) the grant of options which do not qualify as ISOs ("Non-Qualified Options"). A copy of the 2000 Stock Option Plan is included with this proxy statement as Exhibit A.

       The 2000 Stock Option Plan is intended to replace the Company's 1989 Employee Stock Option Plan, which expired in 1999, and the Company's 1989 Non-Qualified Stock Option Plan (the "1989 Non-Qualified Plan"). If the 2000 Stock Option Plan is approved by the stockholders, no additional options will be granted under the 1989 Non-Qualified Plan.

Administration

       The 2000 Stock Option Plan is administered by the Stock Option Committee of the Board of Directors. Option grants under the 2000 Stock Option Plan may be made to employees and consultants of the Company or any subsidiary, and to members of the Company's Board of Directors, whether or not they are employees. Each option becomes exercisable in such installments as may be determined by the Stock Option Committee. The maximum number of options that may be granted in a single fiscal year to an individual is 250,000.

         The Stock Option Committee has the discretion to specify the extent to which options expire in the event of voluntary or involuntary termination of employment or in the event of violation of any duty not to compete or not to disclose confidential Company information. The Stock Option Committee also has the discretion to make stock options transferable (for example, to family members).

         The exercise price of stock options granted under the 2000 Stock Option Plan may not be less than the fair market value of the stock on the date the option is granted, which is defined as the average of the high and low sales prices of the Company's common stock on the American Stock Exchange on the trading day immediately preceding the date the option is granted. An ISO granted to a person who owns more than 10% of the Company's outstanding stock must have an exercise price of not less than 110% of fair market value. The full exercise price must be paid at the time of exercise either in cash, by tendering previously acquired shares, or by a combination of the above. The Stock Option Committee may also allow cashless exercises. In connection with the exercise of options, the Stock Option Committee may make loans to optionees in its discretion, subject to certain terms and conditions not inconsistent with the 2000 Stock Option Plan. Such loans shall bear interest rates, as determined by the Stock Option Committee, which may not be below the applicable Federal rate, as defined in the Code. No such loan may exceed the fair market value of the shares covered by the options, or portion thereof, exercised by the optionee. Such loans shall be secured by a pledge of shares or other collateral of the optionee.

       Options granted under the 2000 Stock Option Plan expire at such time as the Stock Option Committee determines from time to time, but not later than the tenth anniversary of the date of grant. Options granted under the 2000 Stock Option Plan are exercisable at such times and be subject to such restrictions and conditions as the Stock Option Committee may approve, which need not be the same for each grant or for each participant. The Stock Option Committee may impose such restrictions on shares acquired upon the exercise of an option as it deems advisable.

       The Board of Directors of the Company may further amend or terminate the 2000 Stock Option Plan in whole or in part at any time, subject to any requirement of stockholder approval imposed by any applicable law, rule or regulation. No amendment, modification or termination of the 2000 Stock Option Plan shall adversely affect in any material way any option previously granted under the plan, without the written consent of the holder of the option.

Federal Income Tax Consequences

       The grant of an option has no immediate tax consequences to the optionee or the Company. The exercise of a Non-Qualified Option requires an optionee to include in income, as compensation, the amount by which the fair market value of the acquired shares on the exercise date exceeds the option price. Upon a subsequent sale or taxable exchange of shares acquired upon exercise of a Non-Qualified Option, an optionee will recognizes long- or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares. The Company is entitled (provided applicable withholding requirements are met) to a deduction at the same time and in the same amount as the optionee is in receipt of income in connection with the exercise of a Non-Qualified Option.

       If the optionee exercises an ISO and does not dispose of the acquired shares within two years after the date of grant of the option or within one year after the date of the transfer of such shares to him (a "disqualifying disposition"), the optionee realizes no compensation income and any gain or loss that the optionee realizes on a subsequent disposition of such shares is treated as long-term capital gain or loss. For purposes of computing the alternative minimum tax, however, the option generally will be treated as if it were a Non-Qualified Option. If an optionee makes a disqualifying disposition, the optionee will be required to include in income, as compensation, the lesser of
(i) the difference between the option price and the fair market value of the acquired shares on the exercise date or (ii) the amount of gain realized on such disposition. In addition, depending on the amount received as a result of such disposition, the optionee may realize long-tem or short-term capital gain or loss. The Company will be entitled to a deduction at the same time and in the same amount as the optionee is in receipt of compensation income as a result of a disqualifying disposition. If there is no disqualifying disposition, no deduction will be available to the Company.

       As of the date of this Proxy Statement, no options had been granted under the 2000 Stock Option Plan. The closing price of the Company's Common Stock on the American Stock Exchange on March 15, 2000 was $5.25 per share.

       The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is necessary to ratify the 2000 Stock Option Plan.

       THE BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THE 2000 STOCK OPTION PLAN WILL CONTINUE TO PROMOTE THE LONG-TERM FINANCIAL SUCCESS OF THE COMPANY BY AFFORDING AN ADDITIONAL OPPORTUNITY TO ALIGN THE INTERESTS OF EMPLOYEES, DIRECTORS AND CONSULTANTS WITH THOSE OF STOCKHOLDERS.

       THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE 2000 STOCK OPTION PLAN.

                         INDEPENDENT PUBLIC ACCOUNTANTS

       The Board of Directors has selected as the Company's independent auditors for the year ended December 31, 2000, the firm of Arthur Andersen LLP and recommends ratification of such selection by the stockholders. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders must comply with Rule 14a-8 of the Securities and Exchange Commission issued under the Securities Exchange Act of 1934, and must be received at the principal executive offices of the Company not later than December 3, 2000.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters which may come before the Meeting. However, if any matter not now known is presented at the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgment on such matter.

         The Company will bear the cost of solicitation of proxies. Solicitations of proxies by mail may be followed by telephone or other personal solicitation of certain stockholders by officers or other employees of the Company.


                                   By order of the Board of Directors,



                                   EDWARD S. BREWER, JR.,
                                   Secretary


April 4, 2000

                            PSYCHEMEDICS CORPORATION

                             2000 STOCK OPTION PLAN

       1.     Establishment, Objectives and Duration

       A. ESTABLISHMENT OF THE PLAN. Effective March 21, 2000 (the "Effective Date"), Psychemedics Corporation, a Delaware corporation (hereinafter referred to as the "Company"), established an incentive compensation plan known as the Psychemedics Corporation 2000 Stock Option Plan (hereinafter referred to as the "Plan"), as set forth in this document.

       B. PURPOSE. The purpose of the Plan is to encourage key employees of the Company and of any present or future parent or subsidiary of the Company (collectively, "Related Corporations") and other individuals who render services to the Company or a Related Corporation, by providing opportunities to participate in the ownership of the Company and its future growth through (a) the grant of options which qualify as "incentive stock options" ("ISOs") under
Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"); or
(b) the grant of options which do not qualify as ISOs ("Non-Qualified Options"). Both ISOs and Non-Qualified Options are referred to hereafter individually as an "Option" and collectively as "Options." As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation," respectively, as those terms are defined in Section 424 of the Code.

       C. PRIOR PLANS SUPERSEDED. This Plan is intended to replace and =supercede the Company's 1989 Employee Stock Option Plan as amended, and the Company's 1989 Non-Qualified Stock Option Plan, as amended (the "Prior Plans"), provided, however that each outstanding option under the Prior Plans shall remain in full force and effect in accordance with the terms of the option agreement evidencing such option as in effect on the Effective Date.

       D. DURATION OF THE PLAN. The Plan commenced on the Effective Date and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to paragraph 15 hereof, until all shares subject to it shall have been purchased or acquired according to the Plan's provisions.

       2.     Administration of the Plan.

              A. BOARD OR COMMITTEE ADMINISTRATION. The Plan shall be administered by the Board of Directors of the Company (the "Board") or, subject to paragraph 2(D) (relating to compliance with Section 162(m) of the Code), by a committee appointed by the Board (the "Committee"). Hereinafter, all references in this Plan to the "Committee" shall mean the Board if no Committee has been appointed. Subject to ratification of the grant of each Option by the Board (if so required by applicable state law), and subject to the terms of the Plan, the Committee shall have the authority to (i) determine to whom (from among the class of employees eligible under paragraph 3 to receive ISOs) ISOs shall be granted, and to whom (from among the class of individuals and entities eligible under paragraph 3 to receive Non-Qualified Options) Non-Qualified Options may be granted; (ii) determine the time or times at which Options shall be granted; (iii) determine the purchase price of shares subject to each Option, which prices shall not be less than the minimum price specified in paragraph 6; (iv) determine whether each Option granted shall be an ISO or a Non-Qualified Option; (v) determine (subject to paragraph 8) the time or times when each Option shall become exercisable and the duration of the exercise period; (vi) extend the period during which outstanding Options may be exercised; (vii) determine whether restrictions such as repurchase options are to be imposed on shares subject to Options, and the nature of such restrictions, if any; and (viii) interpret the Plan and prescribe and rescind rules and regulations relating to it. If the Committee determines to issue a Non-Qualified Option, it shall take whatever actions it deems necessary under Section 422 of the Code and the regulations promulgated thereunder to ensure that such Option is not treated as an ISO. The interpretation and construction by the Committee of any provisions of the Plan or of any Option granted under it shall be final unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem advisable. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

              B. COMMITTEE ACTIONS. The Committee may select one of its members as its chairman, and shall hold meetings at such time and places as it may determine. A majority of the Committee shall constitute a quorum and acts of a majority of the members of the Committee at a meeting at which a quorum is present, or acts reduced to or approved in writing by all the members of the Committee (if consistent with applicable state law), shall be the valid acts of the Committee. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

              C. GRANT OF OPTIONS TO BOARD MEMBERS. Options may be granted to members of the Board. All grants of Options to members of the Board shall in all respects be made in accordance with the provisions of this Plan applicable to other eligible persons. Members of the Board who either (i) are eligible to receive grants of Options pursuant to the Plan or (ii) have been granted Options may vote on any matters affecting the administration of the Plan or the grant of any Options pursuant to the Plan, except that no such member shall act upon the granting to himself or herself of Options, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the granting to such member of Options.

              D. PERFORMANCE-BASED COMPENSATION. The Board, in its discretion, may take such action as may be necessary to ensure that Options granted under the Plan qualify as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and applicable regulations promulgated thereunder ("Performance-Based Compensation"). Such action may include, in the Board's discretion, some or all of the following (i) if the Board determines that Options granted under the Plan generally shall constitute Performance-Based Compensation, the Plan shall be administered, to the extent required for such Options to constitute Performance-Based Compensation, by a Committee consisting solely of two or more "outside directors" (as defined in applicable regulations promulgated under Section 162(m) of the Code), and (ii) Options granted under the Plan may be subject to such other terms and conditions as are necessary for compensation recognized in connection with the exercise or disposition of such Option or the disposition of Common Stock acquired pursuant to such Option, to constitute Performance-Based Compensation.

       3. ELIGIBLE EMPLOYEES AND OTHERS. ISOs may be granted only to employees of the Company or any Related Corporation. Non-Qualified Options may be granted to any employee, officer or director (whether or not also an employee) or consultant of the Company or any Related Corporation. The Committee may take into consideration a recipient's individual circumstances in determining whether to grant an Option. The granting of any Option to any individual or entity shall neither entitle that individual or entity to, nor disqualify such individual or entity from, participation in any other grant of Options.

       4. STOCK. The stock subject to Options shall be authorized but unissued shares of Common Stock, par value $.005 per share of the Company (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares which may be issued pursuant to the Plan is 2,000,000, subject to adjustment as provided in paragraph 13. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part or shall be repurchased by the Company, the unpurchased shares of Common Stock subject to such Option shall again be available for grants of Options under the Plan.

No employee of the Company or any Related Corporation may be granted Options to acquire, in the aggregate, more than 250,000 shares of Common Stock under the Plan during any fiscal year of the Company. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part or shall be repurchased by the Company, the shares subject to such Option shall be included in the determination of the aggregate number of shares of Common Stock deemed to have been granted to such employee under the Plan.

       5. GRANTING OF OPTIONS. Options may be granted under the Plan at any time on or after the Effective Date. The date of grant of a Option under the Plan will be the date specified by the Committee at the time it grants the Option; provided, however, that such date shall not be prior to the date on which the Committee acts to approve the grant.

       6.     MINIMUM OPTION PRICE; ISO LIMITATIONS.

              A. EXERCISE PRICE. The exercise price per share specified in the agreement relating to each Option granted under the Plan shall not be less than the fair market value per share of Common Stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock on the date of grant. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply.

              B. $100,000 ANNUAL LIMITATION ON LSO VESTING. Each eligible employee may be granted Options treated as ISOs only to the extent that, in the aggregate under this Plan and all incentive stock option plans of the Company and any Related Corporation, ISOs do not become exercisable for the first time by such employee during any calendar year with respect to stock having a fair market value (determined at the time the ISOs were granted) in excess of $100,000. The Company intends to designate any Options granted in excess of such limitation as Non-Qualified Options, and the Company shall issue separate certificates to the optionee with respect to Options that are Non-Qualified Options and Options that are ISOs.

              C. DETERMINATION OF FAIR MARKET VALUE. The "fair market value" of the Company's Common Stock shall be determined as of the trading day next preceding the date of grant and shall mean (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq Stock Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq Stock Market. If the Common Stock is not publicly traded at the time an Option is granted under the Plan, "fair market value" shall mean the fair value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

       7. OPTION DURATION. Subject to earlier termination as provided in paragraphs 9 and 10 or in the agreement relating to such Option, each Option shall expire on the date specified by the Committee, but not more than (i) ten years from the date of grant in the case of Options generally and (ii) five years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, as determined under paragraph 6(A).

       8. EXERCISE OF OPTION. Subject to the provisions of paragraphs 9 through 12, each Option granted under the Plan shall be exercisable as follows:

              A. VESTING. The Option shall either be fully exercisable on the date of grant or shall become exercisable thereafter in such installments as the Committee may specify.

              B. FULL VESTING OF INSTALLMENTS. Once an installment becomes exercisable, it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Committee.

              C. PARTIAL EXERCISE. Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable.

              D. ACCELERATION OF VESTING. The Committee shall have the right to accelerate the date that any installment of any Option becomes exercisable; provided that the Committee shall not, without the consent of an optionee, accelerate the permitted exercise date of any installment of any Option granted to any employee as an ISO if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code, as described in paragraph 6(A).

       9. TERMINATION OF EMPLOYMENT. Unless otherwise specified in the agreement relating to such ISO, if an ISO optionee ceases to be employed by the Company and all Related Corporations other than by reason of death or disability as those terms are defined in paragraph 10, no further installments of his or her ISOs shall become exercisable, and his or her ISOs shall terminate on the date of termination of his or her employment. For purposes of this paragraph 9, employment shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed 90 days or, if longer, any period during which such optionee's right to reemployment is guaranteed by statute or by contract. A bona fide leave of absence with the written approval of the Committee shall not be considered an interruption of employment under this paragraph 9, provided that such written approval contractually obligates the Company or any Related Corporation to continue the employment of the optionee after the approved period of absence. ISOs granted under the Plan shall not be affected by any change of employment within or among the Company and Related Corporations, so long as the optionee continues to be an employee of the Company or any Related Corporation. Nothing in the Plan shall be deemed to give any grantee of any Option the right to be retained in employment or other service by the Company or any Related Corporation for any period of time.

       10. DEATH; DISABILITY. Unless otherwise specified in the agreement relating to such ISO, if an ISO optionee ceases to be employed by the Company and all Related Corporations by reason of his or her death, permanent and total disability (as defined in Section 22(c)(3) of the Code or any successor statute), any ISO owned by such optionee may be exercised, to the extent otherwise exercisable on the date of such death, or permanent and total disability, by the optionee, or if he or she is not living, by his or her estate, personal representative or beneficiary who has acquired the ISO by will or by the laws of descent and distribution, until the earlier of (i) the specified expiration date of the ISO or (ii) one year from the date of termination of employment.

       11. ASSIGNABILITY. No ISO shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution, and during the lifetime of the optionee shall be exercisable only by such optionee. Non-Qualified Options shall be transferable to the extent set forth in the agreement relating to such Non-Qualified Option.

       12. TERMS AND CONDITIONS OF OPTIONS. Options shall be evidenced by instruments (which need not be identical) in such forms as the Committee may from time to time approve. Such instruments shall conform to the terms and conditions set forth in paragraphs 6 through 11 hereof and may contain such other provisions as the Committee deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of Options. The Committee may specify that any Non-Qualified Option shall be subject to the restrictions set forth herein with respect to ISOs, or to such other termination and cancellation provisions as the Committee may determine. The Committee may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

       13. ADJUSTMENTS. Upon the occurrence of any of the following events, an optionee's rights with respect to Options granted to such optionee hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the written agreement between the optionee and the Company relating to such Option:

              A. STOCK DIVIDENDS AND STOCK SPLITS. If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of Options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

              B. CONSOLIDATIONS OR MERGERS. If the Company is to be consolidated with or acquired by another entity in a merger or other reorganization in which the holders of the outstanding voting stock of the Company immediately preceding the consummation of such event, shall, immediately following such event, hold, as a group, less than a majority of the voting securities of the surviving or successor entity, or in the event of a sale of all or substantially all of the Company's assets or otherwise (each, an "Acquisition"), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the "Successor Board"), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the shares then subject to such Options either (a) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition,
       (b) shares of stock of the surviving or successor corporation or (c) such other securities as the Successor Board deems appropriate, the fair market value of which shall not materially exceed the fair market value of the shares of Common Stock subject to such Options immediately preceding the Acquisition; or (ii) upon written notice to the optionees, provide that all Options must be exercised, to the extent then exercisable or to be exercisable as a result of the Acquisition, within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; or (iii) terminate all Options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such Options (to the extent then exercisable or to be exercisable as a result of the Acquisition) over the exercise price thereof.

              C. RECAPITALIZATION OR REORGANIZATION. In the event of a recapitalization or reorganization of the Company (other than a transaction described in subparagraph B above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, an optionee upon exercising an Option shall be entitled to receive for the purchase price paid upon such exercise the securities he or she would have received if he or she had exercised such Option prior to such recapitalization or reorganization.




                                      A=5

              D. MODIFICATION OF ISOS. Notwithstanding the foregoing, any adjustments made pursuant to subparagraphs A, B or C with respect to ISOs shall be made only after the Committee, after consulting with counsel for the Company, determines whether such adjustments would constitute a "modification" of such ISOs (as that term is defined in Section 424 of the Code) or would cause any adverse tax consequences for the holders of such ISOs. If the Committee determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs or would cause adverse tax consequences to the holders, it may refrain from making such adjustments.

              E. DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, each Option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

              F. ISSUANCES OF SECURITIES. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

              G. FRACTIONAL SHARES. No fractional shares shall be issued under the Plan and the optionee shall receive from the Company cash in lieu of such fractional shares.

              H. ADJUSTMENTS. Upon the happening of any of the events described in subparagraphs A, B or C above, the class and aggregate number of shares set forth in paragraph 4 hereof that are subject to Options which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Committee or the Successor Board shall determine the specific adjustments to be made under this paragraph 13 and, subject to paragraph 2, its determination shall be conclusive.

       14. MEANS OF EXERCISING OPTIONS. An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address, or to such transfer agent as the Company shall designate. Such notice shall identify the Option being exercised and specify the number of shares as to which such Option is being exercised, accompanied by full payment of the purchase price therefor either (a) in United States dollars in cash or by check, (b) at the discretion of the Committee, through delivery of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the Option, (c) at the discretion of the Committee, by delivery of the grantee's personal recourse note bearing interest payable not less frequently than annually at a rate not less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code and secured by such collateral as may be required by the Committee, (d) at the discretion of the Committee and consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the Option and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be at the participant's direction at the time of exercise, or
(e) at the discretion of the Committee, by any combination of (a), (b), (c) and
(d) above. If the Committee exercises its discretion to permit payment of the exercise price of an ISO by means of the methods set forth in clauses (b), (c),
(d) or (e) of the preceding sentence, such discretion shall be exercised in writing at the time of the grant of the ISO in question. The holder of an Option shall not have the rights of a shareholder with respect to the shares covered by such Option until the date of issuance of a stock certificate to such holder for such shares. Except as expressly provided above in paragraph 13 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

       15. DURATION OF PLAN; AMENDMENT OF PLAN. This Plan was adopted by the Board on March 21, 2000, subject to ratification by the stockholders of the Company at the Annual Meeting of Stockholders to be held on May 11, 2000. The Board may terminate or amend the Plan in any respect at any time, except that, without the approval of the stockholders obtained within 12 months before or after the Board adopts a resolution authorizing any of the following actions:
(a) the total number of shares that may be issued under the Plan may not be increased (except by adjustment pursuant to paragraph 13); (b) the provisions of paragraph 3 regarding eligibility for grants of ISOs may not be modified; and
(c) the provisions of paragraph 6(A) regarding the exercise price at which shares may be offered pursuant to ISOs may not be modified (except by adjustment pursuant to paragraph 13). Except as otherwise provided in this paragraph 15, in no event may action of the Board or stockholders alter or impair the rights of a grantee, without such grantee's consent, under any Option previously granted to such grantee.

       16. APPLICATION OF FUNDS. The proceeds received by the Company from the sale of shares pursuant to Options granted and Purchases authorized under the Plan shall be used for general corporate purposes.

       17. NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION. By accepting an ISO granted under the Plan, each optionee agrees to notify the Company in writing immediately after such optionee makes a Disqualifying Disposition (as described in Sections 421, 422 and 424 of the Code and regulations thereunder) of any stock acquired pursuant to the exercise of ISOs granted under the Plan. A Disqualifying Disposition is generally any disposition occurring on or before the later of (a) the date two years following the date the ISO was granted or
(b) the date one year following the date the ISO was exercised.

       18. WITHHOLDING OF ADDITIONAL INCOME TAXES. Upon the exercise of a Non-Qualified Option or the making of a Disqualifying Disposition (as defined in paragraph 17), the Company may withhold taxes in respect of amounts that constitute compensation includible in gross income. The Committee in its discretion may condition the exercise of an Option, on the grantee's making satisfactory arrangement for such withholding. Such arrangement may include payment by the grantee in cash or by check of the amount of the withholding taxes or, at the discretion of the Committee, by the grantee's delivery of previously held shares of Common Stock or the withholding from the shares of Common Stock otherwise deliverable upon exercise of an Option shares having an aggregate fair market value equal to the amount of such withholding taxes.

       19. GOVERNMENTAL REGULATION. The Company's obligation to sell and deliver shares of the Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

       Government regulations may impose reporting or other obligations on the Company with respect to the Plan. For example, the Company may be required to send tax information statements to employees and former employees that exercise ISOs under the Plan, and the Company may be required to file tax information returns reporting the income received by grantees of Options in connection with the Plan.

       20. GOVERNING LAW. The validity and construction of the Plan and the instruments evidencing Options shall be governed by the laws of the State of Delaware, or the laws of any jurisdiction in which the Company or its successors in interest may be organized.

                            PSYCHEMEDICS CORPORATION
                  PROXY FOR 2000 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 11, 2000

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Werner A. Baumgartner, Ph.D. and Raymond C. Kubacki, Jr., or either of them, attorneys or attorney of the undersigned (with full power of substitution in them), to vote for and in the name of the undersigned, at the 2000 Annual Meeting of Stockholders of Psychemedics Corporation (the "Company") to be held on Thursday, May 11, 2000 at 2:00 p.m. at The Charles Hotel in Harvard Square, 1 Bennett Street, Cambridge, Massachusetts 02138 and any adjournments thereof, according to the number of shares and as fully as the undersigned would be entitled to vote if personally present.

Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Company's Proxy Statement dated April 4, 2000 and on such other matters as may properly come before the meeting.

--------------------------------------------------------------------------------
PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign this proxy exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If the shareholder is a corporation, the signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                   DO YOU HAVE ANY COMMENTS?

-----------------------------------         -----------------------------------

-----------------------------------         -----------------------------------

-----------------------------------         -----------------------------------

-----------------------------------         -----------------------------------

-----------------------------------         -----------------------------------

[x]    Please mark votes as
       in this example.
                                                           With-    For All
                                               For         hold      Except
1.)    Election of Directors.                  [ ]          [ ]       [ ]

       Werner A. Baumgartner, Ph.D.; Raymond C. Kubacki, Jr.; A. Clinton Allen; Donald F. Flynn; Walter S. Tomenson, Jr.; and Fred J. Weinert

       NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

2.)    Approval of the Company's 2000 Stock
       Option Plan.                            [ ] For  [ ] Against  [ ] Abstain

3.)    Selection of Arthur Andersen LLP as
       the Company's independent auditors.     [ ] For  [ ] Against  [ ] Abstain



       The Board of Directors recommends a vote FOR Proposals 1, 2 and 3

       This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. if no direction is made, this proxy will be voted FOR the proposals set forth in paragraphs (1), (2) and (3).

       PSYCHEMEDICS CORPORATION

       Mark box at right is an address change or comment has been noted on the reverse side of this card. [ ]

       CONTROL NUMBER:
       RECORD DATE SHARES:


                                                     ---------------------------
       Please be sure to sign and date this Proxy.   Date
       -------------------------------------------------------------------------

       -------Stockholder sign here-------------Co-owner sign here--------------

DETACH CARD                                                          DETACH CARD


                            PSYCHEMEDICS CORPORATION


       Dear Shareholder:

       Please take note of the important information enclosed with this Proxy Ballot.

       Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

       Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

       Your vote must be received prior to the Annual Meeting of Stockholders, May 11, 2000.

       Thank you in advance for your prompt consideration of these matters.



       Sincerely,


       Psychemedics Corporation